SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  October 30, 2005

Level 3 Communications, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	47-0210602
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1025 Eldorado Blvd., Broomfield, Colorado	80021
(Address of principal executive offices)	(Zip code)

720-888-1000
(Registrant’s telephone number including area code)

Not applicable
(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications  pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting  material  pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement  communications  pursuant  to Rule  14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement  communications  pursuant  to Rule  13e-4(c)  under the Exchange Act (17 CFR 240.13e-4(c))

1.01 Entry into a Material Definitive Agreement

Purchase Agreement

On October 30, 2005, Level 3 Communications, Inc. (“Level 3”) and its subsidiary, Level 3 Communications, LLC (“Level 3 Communications”), entered into a purchase agreement (the “Purchase Agreement”) with Leucadia National Corporation (“Leucadia”) and its subsidiary, Baldwin Enterprises, Inc. (“Baldwin”), pursuant to which Level 3 would purchase from Baldwin all of the membership interests in WilTel Communications Group, LLC (“WilTel”), excluding certain specified WilTel assets and liabilities.  Closing of the transaction is subject to customary closing conditions including the receipt of federal and state regulatory approvals.

The consideration paid by Level 3 consists of $370 million in cash, plus $100 million in cash to reflect Leucadia’s obligation to leave that amount of cash in WilTel, and 115 million newly issued shares of Level 3 common stock (with a market value of $310.5 million, based on a $2.70 per share closing price of  Level 3 common stock on October 28, 2005, the last trading day before the Purchase Agreement was announced), subject to adjustments based on working capital and other matters.  The Purchase Agreement also gives Level 3 a cash substitution right that allows it to pay additional cash consideration instead of common stock, at a price per share equal to the greater of $2.35 per share and the volume weighted average per share sales prices of Level 3 common stock for the 10-day period preceding the closing.  Level 3 also has the right to reduce the stock portion of the purchase price by $80 million, using the same value for the Level 3 common stock as used in the cash substitution right, if it chooses to retain responsibility for WilTel’s defined benefit pension plan and supplemental retirement plan.

As specified in the Purchase Agreement, on or prior to the closing WilTel will transfer certain excluded assets to Baldwin and Baldwin will assume certain excluded liabilities.  The excluded assets include all cash and cash equivalents in excess of $100 million at December 31, 2005, all marketable securities, WilTel’s headquarters building located in Tulsa, Oklahoma and certain other miscellaneous assets.  In addition, WilTel will assign to Baldwin all of its right to receive cash payments from SBC Communications Inc. (“SBC”) totaling $236 million, pursuant to the Termination, Mutual Release and Settlement Agreement, dated June 15, 2005, among Leucadia, WilTel and SBC.  The excluded liabilities include all of WilTel’s long-term debt obligations, WilTel’s obligations under its defined benefit pension plan (subject to the substitution right referred to above), certain other employee related liabilities and other claims.  The Purchase Agreement requires Leucadia or Baldwin to pay in full all of WilTel’s obligations under its credit agreement and for Leucadia to obtain a release for WilTel from any obligation under the outstanding mortgage note secured by its headquarters building.

Level 3, Level 3 Communications, Leucadia and Baldwin have made customary representations, warranties, covenants and indemnities to one another in the Purchase Agreement.

Registration Rights Agreement

Level 3, Leucadia and Baldwin will enter into a registration rights agreement (the Registration Rights Agreement”) on the closing of the transaction contemplated by the Purchase Agreement with respect to any shares of Level 3 common stock issued to Baldwin at that time.  Pursuant to the Registration Rights Agreement, Level 3 will be required to file a registration statement covering the shares of Level 3 common stock to be issued to Leucadia under the Purchase Agreement within 2 business days of the closing of the transaction contemplated by the Purchase Agreement.  The Level 3 common stock will also be subject to a transfer restriction that limits the number of shares Leucadia can sell (with certain exceptions) on any given day.  This transfer restriction expires on the earlier of 150 days from the effective date of the registration statement and June 22, 2006.  Pursuant to the Registration Rights Agreement, Leucadia, Baldwin and its affiliates will not (i) until June 22, 2006, increase its beneficial ownership of Level 3 common stock and (ii) thereafter until the third anniversary of closing of the transaction contemplated by the Purchase Agreement, increase its beneficial ownership above 15% of the Level 3’s total outstanding shares of common stock without the prior written consent of the board of directors of Level 3.

The foregoing descriptions of the Purchase Agreement and the Form of Registration Rights Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the Purchase Agreement and the Registration Rights Agreement, which are attached hereto as Exhibits 10.1 and 10.2, respectively, and incorporated herein by reference.

A copy of the press release issued by Level 3 on October 31, 2005 is filed as Exhibit 99.1 to this report.

Item 9.01  Financial Statements and Exhibits

(a)                                  Financial Statements of business acquired

None

(b)                                 Pro forma financial information

None

(c)

10.1                                                                                                   Purchase Agreement among Leucadia National Corporation, Baldwin Enterprises, Inc., Level 3 Communications, LLC and Level 3 Communications, Inc., dated As Of October 30, 2005.

10.2                                                                                                   Form of Registration Rights and Transfer Restriction Agreement by and among Level 3 Communications, Inc., Leucadia National Corporation, and Baldwin Enterprises, Inc.

99.1                                                                                                   Press Release dated October 31, 2005

SIGNATURES

Pursuant to the  requirements  of the Securities  Exchange Act of 1934, the registrant  has duly  caused  this  report  to be  signed  on its  behalf by the undersigned, thereunto duly authorized.

Level 3 Communications, Inc.

November 1, 2005	By:	/s/ Neil J. Eckstein
Date	Neil J. Eckstein, Senior Vice President